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VOTING AND SUPPORT AGREEMENT

      This Voting and Support Agreement dated as of December 13, 2000 between the stockholders identified on Exhibit A hereto (individually, a “Stockholder” and collectively, the “Stockholders”) and Network 1 Financial Corporation, a Virginia corporation (“Network 1”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

      In consideration of the execution by Network 1 of the Agreement and Plan of Merger dated as of December 12, 2000 (the “Merger Agreement”) by and among CyberCash, Inc., a Delaware Corporation (“CyberCash”), Blue Fish Acquisition Corp., and Network 1 and other good and valuable consideration, receipt of which is hereby acknowledged, the Stockholders and Network 1 hereby agree as follows:

      1.      Representations, Warranties and Agreements of Stockholders. Each Stockholder hereby represents and warrants to, and agrees with, Network 1 as follows:

               (a)      Title.  As of the date hereof, such Stockholder is the beneficial and registered owner of or has the power to vote the number of shares (collectively, the “Shares”) of common stock, $0.001 par value per share (“Common Stock”) set forth beside such Stockholder’s name on Exhibit A hereto. As of the date hereof, except as set forth on Exhibit A hereto, such Stockholder does not (i) beneficially own any shares of any class or series of capital stock of CyberCash (other than the Shares) or any securities convertible into or exercisable for shares of any class or series of CyberCash’s capital stock or (ii) have any options or other rights to acquire any shares of any class or series of capital stock of CyberCash or any securities convertible into or exercisable for shares of any class of CyberCash’s capital stock. Such Stockholder owns his or its Shares free and clear of any lien, mortgage, pledge, charge, security interest or any other encumbrance of any kind. Such Stockholder covenants and agrees to take any action necessary to insure that such Stockholder can carry out the terms of this Agreement.

               (b)      Right to Vote and to Transfer Shares.  Such Stockholder has full legal power, authority and right to vote all of the Shares held by such Stockholder in favor of approval and adoption of the Merger Agreement without the consent or approval of, or any other action on the part of, any other person or entity, and except where the failure to obtain such consent or approval could not prevent or delay the performance by such Stockholder of his or its obligations under this Agreement in any material respect. Without limiting the generality of the foregoing, except for this Agreement and as set forth in Schedule 1B hereto, such Stockholder has not entered into any voting agreement or any other agreement with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting such Stockholder’s ability to enter into this Agreement or legal power, authority or right to vote the Shares in favor of the approval and adoption of the Merger Agreement or any of the transactions contemplated by the Merger Agreement, and such Stockholder will not take any such action after the date of this Agreement and prior to the CyberCash Special Meeting to vote on approval and

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adoption of the Merger Agreement, including any adjournment or postponement thereof. This Agreement has been duly executed and delivered by such Stockholder and, assuming its due execution and delivery by Network 1, constitutes a valid and binding agreement of such Stockholder.

      2.      Representations and Warranties of Network 1. Network 1 hereby represents and warrants to the Stockholders that this Agreement (i) has been duly authorized by all necessary corporate action, (iii) has been duly executed and delivered by Network 1 and (iii) is a valid and binding agreement of Network 1.

      3.      Restriction on Transfer. Each Stockholder agrees that (other than pursuant to the Merger Agreement) such Stockholder will not, and will not agree to, sell, assign, dispose of, encumber, mortgage, hypothecate or otherwise transfer or encumber (collectively, “Transfer”) any of the Shares to any person or entity.

      4.      Agreement to Vote of Stockholders. Each Stockholder, in his or its individual capacity as a stockholder of CyberCash only, hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of the Shares beneficially held by such Stockholder, directly or indirectly, at the CyberCash Special Meeting and at any other annual or special meeting of stockholders of CyberCash where such matters arise (a) in favor of the approval and adoption of the Charter Amendment and the issuance of the Merger Shares, and (b) against (i) approval of any proposal made in opposition to or in competition with the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of CyberCash or any of its subsidiaries, with or involving any party other than Network 1 or one of its subsidiaries, (iii) any liquidation, dissolution or winding up of CyberCash, (iv) any extraordinary dividend by CyberCash, (v) any change in the capital structure of CyberCash (other than pursuant to the Merger Agreement) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of CyberCash under the Merger Agreement which would materially and adversely affect CyberCash or its ability to consummate the transactions contemplated by the Merger Agreement. Each Stockholder further agrees not to take or commit or agree to take any action inconsistent with the foregoing.

      5.      Action in Stockholder Capacity Only. Each Stockholder signs solely in such Stockholder’s capacity as a record and beneficial owner of the Shares held by him or it, and nothing herein shall prohibit, prevent or preclude such Stockholder from fulfilling his fiduciary duties as a director of CyberCash.

      6.      No Shopping. Each Stockholder, in his or its individual capacity as a stockholder of CyberCash only, agrees not to, directly or indirectly, (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person relating to an acquisition proposal or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate

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in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing that constitutes, or would reasonably be expected to lead to, an acquisition proposal; provided, that, notwithstanding the foregoing, a Stockholder shall not be prohibited from taking any such actions as are required, based upon advice of counsel, to comply with his fiduciary duties as an officer and/or director of CyberCash to the extent such actions are permitted under the Merger Agreement.

      7.      Executed in Counterparts. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

      8.      Specific Performance. The parties hereto agree that if for any reason a Stockholder fails to perform any of his or its agreements or obligations under this Agreement irreparable harm or injury to Network 1 would be caused for which money damages would not be an adequate remedy. Accordingly, each Stockholder agrees that, in seeking to enforce this Agreement against such Stockholder, Network 1 shall be entitled to specific performance and injunctive and other equitable relief in addition and without prejudice to any other rights or remedies, whether at law or in equity, that Network 1 may have against such Stockholder for any failure to perform any of his or its agreements or obligations under this Agreement.

      9.      Amendments; Termination.

               (a)      This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

               (b)      The provisions of this Agreement shall terminate upon the earlier to occur of the Effective Time or the termination of the Merger Agreement pursuant to Section 6.1 thereof.

               (c)      For purposes of this Agreement, the term “Merger Agreement” includes the Merger Agreement, as the same may be modified or amended from time to time.

      10.    Additional Shares. If, after the date hereof a Stockholder acquires beneficial ownership of any shares of the capital stock of CyberCash (any such shares, “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock or through any stock dividend or stock split, the provisions of this Agreement (other than those set forth in Section 1(a)) applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by such Stockholder of beneficial ownership of such Additional Shares.

      11.    Action by Written Consent. If, in lieu of the CyberCash Special Meeting, stockholder action in respect of the Merger Agreement or any of the transactions contemplated by the Merger Agreement is taken by written consent, the provisions of this Agreement imposing

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obligations in respect of or in connection with the CyberCash Special Meeting shall apply mutatis mutandis to such action by written consent.

      12.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Network 1 (in the case of a Stockholder or any of its permitted assigns) or the Stockholders (in the case of Network 1 or any of its permitted assigns).

      13.    Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

      14.     Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      15.    Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

      16.    Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), consent to the service of process in such Delaware Courts, waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum

      17.    Exculpation. No Stockholder shall have any liability or obligation whatsoever under or by reason of this Agreement (or a separate similar agreement) because of a breach by any other stockholder of CyberCash of its obligations hereunder or thereunder.

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* * *

{Signatures on following page}

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      IN WITNESS WHEREOF, the parties hereto have caused this Voting and Support Agreement to be duly executed as of the date first above written.

NETWORK 1 FINANCIAL CORPORATION

By: /s/ William G. Wade Name: William G. Wade Title: President and Chief Executive Officer

WILLIAM N. MELTON

By: /s/ William N. Melton William N. Melton

THE MELTON FOUNDATION

By: /s/ William N. Melton William N. Melton Title: Trustee

THE WILLIAM N. MELTON 1994 CHARITABLE REMAINDER ANNUITY TRUST

By: /s/ Torunn Meighan Name: Torunn Meighan Title: Trustee

THE WILLIAM N. MELTON 1995 CHARITABLE REMAINDER ANNUITY TRUST

By: /s/ Torunn Meighan Name: Torunn Meighan Title: Trustee

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EXHIBIT A

Name and Address	Number of Shares of CyberCash Common Stock

William N. Melton
For himself and as Trustee of The Melton
Foundation
Torunn Meighan
As Trustee for The William N. Melton 1994 and
1995 Charitable Remainder Annuity Trusts
C/o Melton Investments
2086 Hunters Crest Way
Vienna, VA 22181	4,815,498 Common Stock